Exhibit 4.9


                             Dated 19 January 2005



                               NORTHERN ROCK PLC
                            as Issuer Cash Manager




                           GRANITE MASTER ISSUER PLC
                               as Master Issuer



                                    - and -



                             THE BANK OF NEW YORK
                          as Issuer Security Trustee









            -----------------------------------------------------

                       ISSUER CASH MANAGEMENT AGREEMENT
                      (as amended by a Deed of Amendment
                              dated August 2005)

            -----------------------------------------------------






                          SIDLEY AUSTIN BROWN & WOOD
                               WOOLGATE EXCHANGE
                             25 BASINGHALL STREET
                                LONDON EC2V 5HA
                            TELEPHONE 020 7360 3600
                            FACSIMILE 020 7626 7937
                            REF: 30507-30040/883284


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                                   CONTENTS


1.   Definitions and Interpretation........................................1

2.   Appointment of Issuer Cash Manager....................................2

3.   The Issuer Cash Management Services...................................2

4.   Payments, Accounts, Ledgers...........................................3

5.   No Liability..........................................................8

6.   Costs and Expenses....................................................8

7.   Information...........................................................9

8.   Remuneration.........................................................11

9.   Covenants, Representations and Warranties of Issuer Cash Manager.....11

10.  Issuer Cash Management Services Non-Exclusive........................12

11.  Termination..........................................................12

12.  Further Assurances...................................................15

13.  Miscellaneous........................................................16

14.  Confidentiality......................................................16

15.  No Partnership.......................................................17

16.  Assignment...........................................................17

17.  The Issuer Security Trustee..........................................17

18.  New Notes............................................................18

19.  Non Petition Covenant; Limited Recourse..............................18

20.  Amendments and Waiver................................................19

21.  Notices..............................................................20

22.  Third Party Rights...................................................21

23.  Execution in Counterparts; Severability..............................21

24.  Governing Law and Jurisdiction; Appropriate Forum....................21

SCHEDULE 1  The Issuer Cash Management Services...........................22
SCHEDULE 2  Cash Management and Maintenance of Ledgers....................25


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                                   CONTENTS


SCHEDULE 3  Form of Issuer Quarterly Report...............................32
SCHEDULE 4  Issuer Cash Manager Representations and Warranties............35


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THIS ISSUER CASH MANAGEMENT AGREEMENT is made on 19 January 2005

BETWEEN:

(1) NORTHERN ROCK PLC (registered number 3273685), a public limited company incorporated under the laws of England and Wales whose registered office is at Northern Rock House, Gosforth, Newcastle upon Tyne NE3 4PL in its capacity as the Issuer Cash Manager;

(2) GRANITE MASTER ISSUER PLC (registered number 5250668), a public limited company incorporated under the laws of England and Wales whose registered office is at Fifth Floor, 100 Wood Street, London EC2V 7EX as the Master Issuer; and

(3) THE BANK OF NEW YORK, whose principal office is at 48th Floor, One Canada Square, London E14 5AL, in its capacity as Issuer Security Trustee.

WHEREAS:

(A) On the first Closing Date following the Funding 2 Programme Date, and on subsequent Closing Dates, the Master Issuer may issue Issuer Notes constituted by the Issuer Trust Deed. From the proceeds of the issue of such Issuer Notes, the Master Issuer shall make advances of funds to Granite Finance Funding 2 Limited, pursuant to the terms of the Global Intercompany Loan Agreement.

(B) The Issuer Cash Manager is willing to provide cash management services to the Master Issuer on the terms and subject to the conditions contained in this Agreement.

IT IS HEREBY AGREED as follows:

1.    Definitions and Interpretation

1.1   The provisions of:

      (a) the Programme Master Definitions Schedule signed for the purposes of identification by Sidley Austin Brown & Wood and Allen & Overy LLP on 19 January 2005, and

      (b) the Issuer Master Definitions Schedule signed for the purposes of identification by Sidley Austin Brown & Wood and Allen & Overy LLP on 19 January 2005,

      (as the same have been and may be amended, varied or supplemented from time to time with the consent of the parties hereto) are expressly and specifically incorporated into and shall apply to this Agreement. The Issuer Master Definitions Schedule specified above shall prevail to the extent that it conflicts with the Programme Master Definitions Schedule.


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2.    Appointment of Issuer Cash Manager

2.1 Appointment: Until termination pursuant to Clause 12 (Termination), the Master Issuer hereby appoints the Issuer Cash Manager as its lawful agent on its behalf to provide the Issuer Cash Management Services set out in this Agreement, including in relation to the Issuer Notes to be issued by the Master Issuer. The Issuer Cash Manager hereby accepts such appointment on the terms and subject to the conditions of this Agreement. The Issuer Security Trustee consents to the appointment of the Issuer Cash Manager on the terms of and subject to the conditions of this Agreement.

2.2 Duties prescribed by Transaction Documents: For the avoidance of doubt and in connection with the powers conferred under Clause 2.1 (Appointment), save as expressly provided elsewhere in this Agreement, nothing herein shall be construed so as to give the Issuer Cash Manager any powers, rights, authorities, directions or obligations other than as specified in this Agreement or any of the other Transaction Documents.

2.3 Appointment conditional upon issuance of Issuer Notes: The appointment pursuant to Clause 2.1 (Appointment) is conditional upon the issue of a Series of Issuer Notes and shall take effect upon and from the Closing Date in respect of such Series of Notes automatically, without any further action on the part of any person, PROVIDED THAT if the issue of a Series of Issuer Notes has not occurred by 31 January 2005, or such later date as the Master Issuer and the Arrangers may agree, this Agreement shall cease to be of further effect.

3.    The Issuer Cash Management Services

3.1 General: The Issuer Cash Manager shall provide the services set out in this Agreement (including, without limitation, Schedules 1 and 2 attached hereto) (the "Issuer Cash Management Services").

3.2 Approvals and authorisations: The Issuer Cash Manager shall maintain, or use reasonable endeavours to procure the maintenance of, the approvals, authorisations, consents and licences required in connection with the business of the Master Issuer and shall prepare and submit, or procure the preparation and submission of, on behalf of the Master Issuer, all necessary applications and requests for any further approvals, authorisations, consents or licences which may be required in connection with the business of the Master Issuer and shall, so far as it reasonably can do so, perform the Issuer Cash Management Services in such a way as not to prejudice the continuation of any such approvals, authorisations, consents or licences.

3.3 Compliance with Transaction Documents, etc.: The Issuer Cash Management Services shall include procuring (so far as the Issuer Cash Manager, using its reasonable endeavours, is able so to do) compliance by the Master Issuer with all applicable legal requirements and with the terms of the Issuer Transaction Documents, PROVIDED THAT the Issuer Cash Manager shall not lend or provide any sum to the Master Issuer and the Issuer Cash Manager shall have no liability whatsoever to the Master Issuer, the Issuer Security Trustee or any other person for any failure by the Master Issuer to make any payment due by any of them under any of the Issuer Transaction Documents (other than to the extent arising from the Issuer Cash Manager failing to perform any of its obligations under any of the Transaction


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      Documents).

3.4   Liability of Issuer Cash Manager:

      (a) The Issuer Cash Manager shall indemnify each of the Master Issuer and the Issuer Security Trustee on demand for any loss, liability, claim, expense or damage suffered or incurred by it in respect of the negligence, bad faith or wilful default of the Issuer Cash Manager in carrying out its functions as Issuer Cash Manager under, or as a result of a breach by the Issuer Cash Manager of, the terms and provisions of this Agreement or such other Transaction Documents to which the Issuer Cash Manager is a party (in its capacity as such) in relation to such functions.

      (b) For the avoidance of doubt, the Issuer Cash Manager shall not be liable in respect of any loss, liability, claim, expense or damage suffered or incurred by the Master Issuer or the Issuer Security Trustee and/or any other person as a result of the proper performance of the Issuer Cash Management Services (as defined in Clause 3.1 (General)) by the Issuer Cash Manager save to the extent that such loss, liability, claim, expense or damage is suffered or incurred as a result of any negligence, bad faith or wilful default of the Issuer Cash Manager under, or as a result of a breach by the Issuer Cash Manager of, the terms and provisions of this Agreement or any of the other Transaction Documents to which the Issuer Cash Manager is a party (in its capacity as such) in relation to such functions.

4.    Payments, Accounts, Ledgers

4.1 Issuer Bank Accounts: The Issuer Cash Manager hereby confirms that the Issuer Bank Accounts have been established on or before the date hereof and that the mandates in the agreed form will apply thereto at the Funding 2 Programme Date. The Issuer Cash Manager undertakes (to the extent to which the same is within its control in its capacity as Issuer Cash Manager) that at the Funding 2 Programme Date the Issuer Bank Accounts will be operative and that the Issuer Cash Manager will not knowingly create or permit to subsist any Security Interest in relation to the Issuer Bank Accounts other than as created under or permitted pursuant to the Issuer Deed of Charge.

4.2   Issuer Ledgers:

      (a) The Issuer Cash Manager shall open and maintain in the books of the Master Issuer the following ledgers:

            (i) the Issuer Revenue Ledger, which shall record all Issuer Revenue Receipts standing to the credit of the Issuer Transaction Accounts from time to time and a sub-ledger in respect of each Series and Class of Issuer Notes which shall record interest received in respect of the Loan Tranches funded by each such Series and Class of Issuer Notes;

            (ii) the Issuer Principal Ledger, which shall record all Issuer Principal Receipts standing to the credit of the Issuer Transaction Accounts from time to time and a sub-ledger in respect of each Series and Class of


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                  Issuer Notes which shall record principal repayments in
                  respect of the Loan Tranche funded by each such Series and Class of Issuer Notes; and

            (iii) the Issuer Reserve Ledger, which shall record the amount credited to the Issuer Reserve Fund from time to time and subsequent withdrawals and deposits in respect of the Issuer Reserve Fund; and

            (iv) the Issuer Swap Collateral Ledger, (which shall comprise of such sub-ledgers as the Issuer Cash Manager considers appropriate) to record all payments, transfers and receipts in connection with Swap Collateral, including, without limitation:

                  (A) the receipt of any Swap Collateral by the Master Issuer from the Issuer Swap Providers;

                  (B) the receipt of any income or distributions in respect of such Swap Collateral;

                  (C) the payment or transfer of all, or any part of, such Swap Collateral to the relevant Issuer Swap Provider; and

                  (D) the payment or transfer of all, or any part of, such Swap Collateral to the relevant Issuer Transaction Accounts,


                  provided that the Issuer Swap Collateral Ledger (and sub-ledgers) shall only be established in the event that any Issuer Swap Provider pays or transfers Swap Collateral to the Master Issuer in accordance with the relevant Issuer Swap Agreement; and

            (v) the Issuer Note Ledger, which shall be divided into segregated sub-ledgers each of which shall record payments made under each Series and Class of Issuer Notes (each of which shall be further divided into sub-ledgers to record payments of interest and fees and repayments of principal made under the applicable Series and Class of Issuer Notes).

      (b) The Issuer Cash Manager shall make credits and debits to the Issuer Ledgers in accordance with the provisions of paragraphs 5, 6, 7, 8, 10 and 11 of Schedule 2 hereto.

4.3   Payments:

      (a) The Issuer Cash Manager shall procure that the following amounts payable to the Master Issuer are paid into the Issuer Transaction
            Accounts:

            (i)   all Issuer Revenue Receipts;

            (ii)  all Issuer Principal Receipts;

            (iii) all amounts (excluding Swap Collateral that is to be credited to the Issuer Swap Collateral Accounts in accordance with Clause 4.7)


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                  received by the Master Issuer pursuant to the Issuer Swap
                  Agreements; and

            (iv) any other amounts whatsoever received by or on behalf of the Master Issuer on or after the Funding 2 Programme Date,

            and the Issuer Cash Manager shall procure that all investment proceeds from Authorised Investments purchased from amounts standing to the credit of the Issuer Transaction Accounts or the Issuer GIC Account are credited to each such account. All amounts received by the Master Issuer denominated in (i) Sterling shall be paid into the Issuer Sterling Account, (ii) in US Dollars shall be paid into the Issuer Dollar Account; and (iii) in Euro shall be paid into the Issuer Euro Account, or in such other manner that the Issuer Cash Manager, the Issuer Security Trustee and the Master Issuer may agree.

      (b) The Issuer Cash Manager shall procure that all transfers and withdrawals of amounts standing to the credit of the Issuer Bank Accounts and the Issuer Swap Collateral Accounts shall be made in accordance with the provisions of the Issuer Bank Account Agreement, the Issuer Trust Deed, the Issuer Swap Agreements (in the case of transfers and withdrawals from the Issuer Swap Collateral Accounts) and the Issuer Deed of Charge.

      (c) Each of the payments into the Issuer Transaction Accounts referred to in Clause 4.3(a) shall be made forthwith upon receipt by the Master Issuer or the Issuer Cash Manager of the amount in question.

      (d) For the avoidance of doubt, as soon as reasonably practicable after becoming aware of the same, the Issuer Cash Manager may, and shall, withdraw Cash from the Issuer Bank Accounts and Issuer Swap Collateral Cash Accounts, if, and to the extent that, such Cash was credited thereto in error and shall use its reasonable endeavours to ensure that such Cash is applied correctly thereafter.

      (e) The Issuer Cash Manager shall promptly notify each of the Master Issuer and the Issuer Security Trustee of any additional account or sub-account which supplements or replaces any account or sub-account specifically referred to in the definition of the "Issuer Bank Account" in the Issuer Master Definitions Schedule.

      (f) Each of the Issuer Cash Manager and the Master Issuer undertakes that, so far as it is able to procure the same, the Issuer Bank Accounts and all instructions and the mandates in relation thereto will continue to be operative and will not, save as permitted pursuant to the Issuer Bank Account Agreement, be changed without the prior written consent of the Issuer Security Trustee (such consent not to be unreasonably withheld or delayed). For the avoidance of doubt, the Issuer Cash Manager may change the authorised signatories in respect of such instructions or mandates relating to the Master Issuer, without the prior written consent of the Issuer Security Trustee, in accordance with the terms of the Issuer Bank Account Agreement.


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4.4   Withdrawals:

      (a) The Issuer Cash Manager may make withdrawals on behalf of the Master Issuer from the Issuer Bank Accounts (but only until receipt of a copy of an Issuer Enforcement Notice served by the Note Trustee on the Master Issuer) and the Issuer Swap Collateral Accounts as permitted by this Agreement, the Issuer Trust Deed, the Issuer Bank Account Agreement, the Issuer Swap Agreements (in the case of withdrawals from the Issuer Swap Collateral Accounts) and the Issuer Deed of Charge, but shall not in carrying out its functions as Issuer Cash Manager under this Agreement otherwise make withdrawals from the Issuer Bank Accounts and the Issuer Swap Collateral Accounts.

      (b) Upon receipt of such an Issuer Enforcement Notice, no amount shall be withdrawn from any Issuer Transaction Account by the Issuer Cash Manager without the prior written consent of the Issuer Security Trustee.

4.5 Cash Management: In administering the Issuer Bank Accounts on behalf of the Master Issuer and the Issuer Security Trustee, the Issuer Cash Manager shall comply with the provisions of Schedule 2 prior to receipt by the Issuer Cash Manager of a copy of any Issuer Enforcement Notice served on the Master Issuer. Following service of an Issuer Enforcement Notice, the Issuer Security Trustee or any Receiver appointed by the Issuer Security Trustee will administer the Issuer Bank Accounts in accordance with the terms of the Issuer Deed of Charge and, in the case of amounts standing to the credit of the Issuer Swap Collateral Accounts, in accordance with the Issuer Swap Agreement.

4.6 Termination: If on or prior to the date of the earlier of (i) repayment in full of a Series and Class of Issuer Notes or (ii) the service of an Issuer Enforcement Notice, any of the Issuer Swap Agreements related to such Series and Class of Issuer Notes are terminated, the Issuer Cash Manager (on behalf of the Master Issuer and the Issuer Security Trustee) shall purchase a replacement hedge, as applicable, in respect of the relevant Series of Issuer Notes in each case on terms acceptable to the Rating Agencies, the Master Issuer and the Issuer Security Trustee and with a swap provider that the Rating Agencies have previously confirmed in writing to the Master Issuer and the Issuer Security Trustee will not cause the then-current ratings of the Issuer Notes to be downgraded, withdrawn or qualified. The Master Issuer may apply any early termination payment received from, as appropriate, the relevant Issuer Swap Provider for such purpose.

4.7   Swap Collateral:

      (a) In the event that pursuant to the terms of an Issuer Swap Agreement an Issuer Swap Provider pays or transfers Swap Collateral to the Master Issuer, the Issuer Cash Manager shall:

            (i) if not already created, create the Issuer Swap Collateral Ledger in the books of the Master Issuer so as to record the amount and type of such Swap Collateral and identify the relevant Issuer Swap Agreement in respect of which it has been posted;


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            (ii)  upon receipt of such Swap Collateral, credit it to and record the relevant details in the Swap Collateral Ledger;

            (iii) to the extent that such Swap Collateral is in the form of
                  Cash, pay it into the relevant Issuer Swap Collateral Cash Account; and

            (iv) to the extent that such Swap Collateral is in the form of securities, arrange for it to be credited to the relevant Issuer Swap Collateral Securities Account.

      (b) Any such Swap Collateral shall not form part of the Issuer Available Revenue Receipts or the Issuer Available Principal Receipts provided that if the terms of the relevant Issuer Swap Agreement permit such Swap Collateral to be applied in or towards satisfaction of the relevant Issuer Swap Provider's obligations under the relevant Issuer Swap Agreement, and in the event that such Swap Collateral is to be so applied, the Issuer Cash Manager shall:

            (i) where the relevant Swap Collateral is in the form of Cash, transfer the relevant amount of Cash from the relevant Issuer Swap Collateral Cash Account to the relevant Issuer Transaction Account; and/or

            (ii) where the relevant Swap Collateral is in the form of securities, realise the Swap Collateral and pay the amount of the net proceeds into the relevant Issuer Transaction Account,

            and, in each case, make the appropriate debits and credits to the Issuer Swap Collateral Ledger. Swap Collateral will form part of the Issuer Available Revenue Receipts on its transfer or payment into the relevant Issuer Transaction Account in accordance with this Clause 4.7(b).

      (c) To the extent that pursuant to the terms of the relevant Issuer Swap Agreement Swap Collateral is to be transferred or paid to the relevant Issuer Swap Provider, the Issuer Cash Manager shall:

            (i) where the relevant Swap Collateral is in the form of Cash, pay the relevant amount of Cash out of the relevant Swap Collateral Cash Account to the Issuer Swap Provider; and/or

            (ii) where the relevant Swap Collateral is in the form of securities, transfer and deliver the Swap Collateral to the Issuer Swap Provider,

            and, in each case, debit the Issuer Swap Collateral Ledger as appropriate.

      (d) The terms of this Clause 4.7 shall prevail if and to the extent that they are inconsistent with the other paragraphs of this Clause 4.

4.8 Notification to Issuer Swap Providers: As soon as practicable following the notification to the Note Trustee and the Noteholders of an early redemption of a Series and Class of Issuer Notes in accordance with Conditions 5(D), (E) or (F) of such Issuer Notes, the Issuer Cash Manager shall notify, as soon as is reasonably practicable, the relevant Issuer Swap Providers (being the Issuer Swap Providers who have entered into swap transactions with the Issuer relating to such Issuer Notes) of


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      such redemption.

4.9 Spot Rate Conversions: In the event that any payment is to be made from the Issuer Available Revenue Receipts or the Issuer Available Principal Receipts by the Master Issuer under the Issuer Priority of Payments and the Issuer Available Revenue Receipts or the Issuer Available Principal Receipts, as applicable, do not comprise a sufficient amount in the relevant currency in which such payment is to be made, the Issuer Cash Manager shall arrange for any remaining amounts comprised in the Issuer Available Revenue Receipts or the Issuer Available Principal Receipts, as applicable, and available to be utilised for such payment and to be converted (by such person as the Issuer Cash Manager may reasonably select) into such currency at the then prevailing spot rate of exchange.

5.    No Liability

      Save as otherwise provided in this Agreement, the Issuer Cash Manager shall have no liability for the obligations of either the Issuer Security Trustee or the Master Issuer under any of the Transaction Documents or otherwise and nothing herein shall constitute a guarantee, or similar obligation, by the Issuer Cash Manager of either the Issuer Security Trustee or the Master Issuer in respect of any of them.

6.    Costs and Expenses

6.1 Subject to and in accordance with the Issuer Pre-Enforcement Revenue Priority of Payments or, as the case may be, the Issuer Post-Enforcement Priority of Payments, the Master Issuer will on each Monthly Payment Date reimburse the Issuer Cash Manager for all out-of-pocket costs, expenses and charges (together with any amounts in respect of Irrecoverable VAT due thereon) properly incurred by the Issuer Cash Manager in the performance of the Issuer Cash Management Services, including any such costs, expenses or charges not reimbursed to the Issuer Cash Manager on any previous Monthly Payment Date and the Issuer Cash Manager shall supply the Master Issuer with an appropriate VAT invoice issued by the Issuer Cash Manager or, if the Issuer Cash Manager has treated the relevant cost, expense or charge as a disbursement for VAT purposes, by the person making the supply.

6.2 Unless and until otherwise agreed by the Master Issuer and the Issuer Security Trustee in writing (notified to the Issuer Cash Manager), the Master Issuer shall be solely responsible for reimbursing the Issuer Cash Manager for the out-of-pocket costs, expenses and charges (together with any amounts in respect of Irrecoverable VAT due thereon) referred to in Clause 6.1 (Costs and Expenses).


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7.    Information

7.1   Use of information technology systems:

      (a) The Issuer Cash Manager represents and warrants that at the date hereof (and in respect of the software which is to be used by the Issuer Cash Manager in providing the Issuer Cash Management Services) it has in place all necessary licences and/or consents from the respective licensor or licensors (if any) of such software.

      (b) The Issuer Cash Manager undertakes that it shall for the duration of this Agreement, use reasonable endeavours to:

            (i) ensure that the licences and/or consents referred to in paragraph (a) are maintained in full force and effect; and

            (ii) except insofar as it would breach any other of its legal obligations, grant to any person to whom it may sub-contract or delegate the performance of all or any of its powers and obligations under this Agreement (and/or to such person as the Master Issuer and the Issuer Security Trustee elects as a substitute cash manager in accordance with the terms of this Agreement) a licence to use any proprietary software together with any updates which may be made thereto from time to time.

      (c) The Issuer Cash Manager shall use reasonable endeavours to maintain in working order the information technology systems used by the Issuer Cash Manager in providing the Issuer Cash Management Services.

      (d) The Issuer Cash Manager shall pass to any person to whom it may sub-contract or delegate the performance of all or any of its powers and obligations under this Agreement (and/or to such person as the Master Issuer and the Issuer Security Trustee elect as a substitute cash manager in accordance with the terms of this Agreement) the benefit of any warranties in relation to such software insofar as the same are capable of assignment.

7.2 Bank Account Statements: The Issuer Cash Manager shall take all reasonable steps to ensure that it receives a monthly bank statement in relation to each Issuer Transaction Account and the Swap Collateral Cash Account and that it furnishes a copy of such statements to the Master Issuer, with a copy to the Issuer Security Trustee upon its request.

7.3 Access to Books and Records: Subject to all applicable laws, the Issuer Cash Manager shall permit the Master Issuer, the Auditors of the Master Issuer, the Issuer Security Trustee and/or any other person nominated by the Issuer Security Trustee (to whom the Issuer Cash Manager has no reasonable objection) at any time during normal office hours upon reasonable notice to have access, or procure that such person or persons are granted access, to all books of record and account relating to the Issuer Cash Management Services provided by the Issuer Cash Manager and related matters in accordance with this Agreement.


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7.4   Statutory Obligations: The Issuer Cash Manager will use its reasonable endeavours, on behalf of the Master Issuer, to prepare or procure the preparation of and file all reports, annual returns, financial statements, statutory forms and other returns which the Master Issuer is required by law to prepare and file. Subject to approval thereof by the directors of the Master Issuer, the Issuer Cash Manager shall cause such accounts to be audited by the Auditors and shall procure so far as it is able so to do that the Auditors shall make a report thereon as required by law, and copies of all such documents shall be delivered to the Issuer Security Trustee, the Master Issuer and the Rating Agencies as soon as practicable after the end of each accounting reference period of the Master Issuer.

7.5   Information Covenants:

      (a) The Issuer Cash Manager shall provide the Master Issuer, the Issuer Security Trustee, the Seller and the Rating Agencies quarterly with a report in, or substantially in, the form set out in Schedule 3 in respect of the Master Issuer. Such quarterly report shall be delivered to the Master Issuer, the Issuer Security Trustee (upon its request), the Seller and the Rating Agencies by the last Business Day of the month in which each Monthly Payment Date occurs.

      (b) The Issuer Cash Manager shall provide, or procure the provision of, to the Master Issuer, the Issuer Security Trustee and the Rating Agencies copies of any annual returns or financial statements referred to in Clause 7.4 (Statutory Obligations) as soon as reasonably practicable after the preparation thereof.

      (c) The Issuer Cash Manager shall notify the Rating Agencies and the Issuer Security Trustee in writing of the details of (i) any material amendment to the Transaction Documents to which the Master Issuer is a party and of which it is or becomes aware, and
            (ii) any other information relating to the Issuer Cash Manager as the Rating Agencies and the Issuer Security Trustee may reasonably request in connection with its obligations under this Agreement, PROVIDED THAT the Issuer Security Trustee shall not make such a request more than once every three months unless, in the belief of the Issuer Security Trustee, a Funding 2 Intercompany Loan Event of Default, an Issuer Event of Default or an Issuer Cash Manager Termination Event shall have occurred and is continuing or may reasonably be expected to occur, and PROVIDED FURTHER THAT any such request by the Issuer Security Trustee does not adversely interfere with the Issuer Cash Manager's day-to-day provision of the Issuer Cash Management Services under the other terms of this Agreement.

      (d)   After becoming aware of any event described in paragraph (c)(i) or
            (ii) above, the Issuer Cash Manager shall give details to the Master Issuer and the Issuer Security Trustee of any pending legal action and any judgments given in respect of the Issuer Cash Manager if it could have a potential material adverse effect on the ability of the Issuer Cash Manager to perform its obligations hereunder.

      (e) The Issuer Cash Manager shall, at the request of the Issuer Security Trustee, furnish the Issuer Security Trustee and the Rating Agencies with such other information relating to its business and financial condition as the Issuer Security Trustee may request in connection with this Agreement, PROVIDED

            THAT the Issuer Security Trustee shall not make such a request more than once every three months unless, in the belief of the Issuer Security Trustee, a Funding 2 Intercompany Loan Event of Default, an Issuer Event of Default or an Issuer Cash Manager Termination Event (as defined in Clause 11.1 (Issuer Cash Manager Termination Events)) shall have occurred and is continuing or may reasonably be expected to occur, and PROVIDED FURTHER THAT any such request of the Issuer Security Trustee does not adversely interfere with the Issuer Cash Manager's day-to-day provision of the Issuer Cash Management Services under the other terms of this Agreement.

8.    Remuneration

8.1   Fee payable:

      (a) Subject to paragraph (b) below, the Master Issuer shall pay to the Issuer Cash Manager for the provision of the Issuer Cash Management Services hereunder a cash management fee which shall be agreed in writing between the Master Issuer, the Issuer Security Trustee and the Issuer Cash Manager from time to time.

      (b) Unless and until otherwise agreed by the Master Issuer and the Issuer Security Trustee in writing (notified to the Issuer Cash Manager), the Master Issuer shall be solely responsible for paying the cash management fee to the Issuer Cash Manager which is referred to in paragraph (a) above.

8.2 Payment of fee: The cash management fee referred to in Clause 8.1 (Fee Payable) shall only be payable to the Issuer Cash Manager on each Monthly Payment Date in the manner contemplated by, in accordance with and subject to the provisions of the Issuer Pre-Enforcement Revenue Priority of Payments or, as the case may be, the Issuer Post-Enforcement Priority of Payments.

9.    Covenants, Representations and Warranties of Issuer Cash Manager

9.1 Covenants: The Issuer Cash Manager hereby covenants with and undertakes to each of the Master Issuer and the Issuer Security Trustee that without prejudice to any of its specific obligations hereunder:

      (a) it will exercise all due skill, care and diligence in the performance of its obligations and the exercise of its discretions hereunder;

      (b) it will comply with any proper directions, orders and instructions which the Master Issuer or the Issuer Security Trustee may from time to time give to it in accordance with the provisions of this Agreement and, in the event of any conflict, those of the Issuer Security Trustee shall prevail;

      (c) it will obtain and keep in force all licences, approvals, authorisations and consents which are necessary in connection with the performance of the Issuer Cash Management Services and prepare and submit all necessary applications and requests for any further approval, authorisation, consent or licence required in connection with the performance of the Issuer Cash Management Services;

      (d) it will not knowingly fail to comply with any legal requirements in the performance of the Issuer Cash Management Services;

      (e) it will make all payments required to be made by it pursuant to this Agreement on the due date for payment thereof for value in the specified currency on such day without set-off (including, without limitation, in respect of any fees owed to it) or counterclaim; and

      (f) it will not without the prior written consent of the Issuer Security Trustee amend or terminate any of the Issuer Transaction Documents save in accordance with their terms.

9.2 Duration of covenants: The covenants of the Issuer Cash Manager in Clause 9.1 (Covenants) shall remain in force until this Agreement is terminated but without prejudice to any right or remedy of the Master Issuer and/or the Issuer Security Trustee arising from breach of any such covenant prior to the date of termination of this Agreement.

9.3 Representations and Warranties: The Issuer Cash Manager hereby makes the representations and warranties to each of the Master Issuer and the Issuer Security Trustee that are specified on Schedule 4 hereto.

10.   Issuer Cash Management Services Non-Exclusive

      Nothing in this Agreement shall prevent the Issuer Cash Manager from rendering or performing services similar to those provided for in this Agreement to or for itself or other persons, firms or companies or from carrying on business similar to or in competition with the business of the Master Issuer or the Issuer Security Trustee.

11.   Termination

11.1 Issuer Cash Manager Termination Events: If any of the following events ("Issuer Cash Manager Termination Events") shall occur:

      (a) default is made by the Issuer Cash Manager in the payment on the due date of any payment due and payable by it under this Agreement and such default continues unremedied for a period of five (5) London Business Days after the earlier of the Issuer Cash Manager becoming aware of such default and receipt by the Issuer Cash Manager of written notice from the Master Issuer or the Issuer Security Trustee, as the case may be, requiring the same to be remedied; or

      (b) default is made by the Issuer Cash Manager in the performance or observance of any of its other covenants and obligations under this Agreement, which in the opinion of the Issuer Security Trustee is materially prejudicial to the interests of the holders of the Issuer Notes and such default continues unremedied for a period of twenty (20) London Business Days after the earlier of the Issuer Cash Manager becoming aware of such default and receipt by the Issuer Cash Manager of written notice from the Issuer Security Trustee requiring the same to be remedied; or

      (c) the Issuer Cash Manager suffers an Insolvency Event, then the Master Issuer and/or Issuer Security Trustee may at once or at any time thereafter while such default continues by notice in writing to the Issuer Cash Manager with a copy to the Issuer Account Bank terminate its appointment as Issuer Cash Manager under this Agreement with effect from a date (not earlier than the date of the notice) specified in the notice.

            Following the delivery of a notice of termination to the Issuer Cash Manager of the termination of its appointment under this Agreement, the Issuer Security Trustee agrees to use its reasonable endeavours to appoint a substitute Issuer Cash Manager (with such appointment to become effective no later than the effective date of the termination). Any substitute Issuer Cash Manager must agree to enter into an agreement substantially on the same terms as the relevant provisions of this Agreement or on such terms as are satisfactory to the Master Issuer and the Issuer Security Trustee.

            Any termination of the appointment of the Issuer Cash Manager and the appointment of a substitute Issuer Cash Manager under this Clause 11.1 is conditional upon the Rating Agencies having previously confirmed in writing to the Master Issuer and the Issuer Security Trustee that the then-current ratings of the Issuer Notes will not be downgraded, withdrawn or qualified.

            The Issuer Security Trustee shall have no liability to any person in the event that, having used reasonable endeavours, it is unable to appoint a substitute Issuer Cash Manager. In any event, the Issuer Security Trustee shall only be required to use its reasonable endeavours to appoint such substitute Issuer Cash Manager. Notwithstanding any other provision of the Transaction Documents, the Issuer Security Trustee shall not itself be required to perform any duties of the Issuer Cash Manager.

            The Issuer Security Trustee shall not be obliged to monitor or supervise the performance by any substitute Issuer Cash Manager of its duties hereunder or in relation to the other Transaction Documents nor shall the Issuer Security Trustee be responsible or liable for any act or omission of any substitute Issuer Cash Manager or for any loss caused thereby.

11.2 Resignation of Issuer Cash Manager: The Issuer Cash Manager may resign from its appointment under this Agreement only upon giving not less than twelve (12) months' notice to each of the Master Issuer and the Issuer Security Trustee, PROVIDED THAT:

      (a) the Master Issuer and the Issuer Security Trustee each consent in writing to such resignation such consent not to be unreasonably withheld or delayed;

      (b) a substitute cash manager shall be appointed by the Issuer Security Trustee, such appointment to be effective not later than the effective date of such resignation;

      (c) such substitute cash manager enters into an agreement substantially on the same terms as the relevant provisions of this Agreement or on such terms as are satisfactory to the Master Issuer and the Issuer Security Trustee, and the Issuer Cash Manager shall not be released from its obligations under the relevant provisions of this Agreement until such substitute cash manager has entered into such new agreement and the rights of the Master Issuer under such agreement are charged in favour of the Issuer Security Trustee on terms satisfactory to the Issuer Security Trustee; and

      (d) the Rating Agencies have confirmed to the Master Issuer and the Issuer Security Trustee that the then-current ratings of the Issuer Notes are not reduced, qualified or withdrawn as a result thereof.

11.3  Effect of Termination or Resignation:

      (a) On and after termination or resignation of the appointment of the Issuer Cash Manager under this Agreement and the other Issuer Transaction Documents pursuant to this Clause 11, all authority and power of the Issuer Cash Manager under this Agreement shall be terminated and be of no further effect and the Issuer Cash Manager shall not thereafter hold itself out in any way as the agent of the Master Issuer or the Issuer Security Trustee pursuant to this Agreement.

      (b) Upon termination or resignation of the appointment of the Issuer Cash Manager under this Agreement pursuant to this Clause 11, the Issuer Cash Manager shall:

            (i) forthwith deliver (and in the meantime hold on trust for, and to the order of, the Master Issuer or the Issuer Security Trustee, as the case may be) to the Master Issuer or the Issuer Security Trustee, as the case may be or as it shall direct, all books of account, papers, records, registers, correspondence and documents in its possession or under its control relating to the affairs of or belongings of the Master Issuer or the Issuer Security Trustee, as the case may be, (if practicable, on the date of receipt) any monies then held by the Issuer Cash Manager on behalf of the Master Issuer, the Issuer Security Trustee and any other assets of the Master Issuer and the Issuer Security Trustee;

            (ii) take such further action as the Master Issuer or the Issuer Security Trustee, as the case may be, may reasonably direct PROVIDED THAT the Issuer Security Trustee shall not be required to take or direct to be taken such further action unless it has been indemnified to its satisfaction (and in the event of a conflict between the directions of Master Issuer and the Issuer Security Trustee, the directions of the Issuer Security Trustee shall prevail);

            (iii) provide all relevant information contained on computer records in the form of magnetic tape, together with details of the layout of the files encoded on such magnetic tapes; and

            (iv) co-operate and consult with and assist the Master Issuer or the Issuer Security Trustee or its nominee, as the case may be, (which shall, for the avoidance of doubt, include any Receiver appointed by it) for the purposes of explaining the file layouts and the format of the magnetic tapes generally containing such computer records on the computer system of the Master Issuer or the Issuer Security Trustee or such nominee, as the case may be.

11.4 Notice of event of default: The Issuer Cash Manager shall deliver to the Master Issuer, the Issuer Security Trustee and the Rating Agencies as soon as reasonably practicable (but in any event within three London Business Days of becoming aware thereof) a notice of any Issuer Cash Manager Termination Event, any Note Event of Default or any Funding 2 Intercompany Loan Event of Default, or any event which with the giving of notice or expiry of any grace period or certification, as specified in such Issuer Cash Manager Termination Event or Note Event of Default or Funding 2 Intercompany Loan Event of Default, would constitute the same.

11.5  General provisions relating to termination:

      (a) Termination of this Agreement or the appointment of the Issuer Cash Manager under this Agreement shall be without prejudice to the liabilities of the Master Issuer to the Issuer Cash Manager and vice versa incurred before the date of such termination. The Issuer Cash Manager shall have no right of set-off or any lien in respect of such amounts against amounts held by it on behalf of the Master Issuer or the Issuer Security Trustee.

      (b) This Agreement shall terminate at such time as the Issuer Secured Obligations have been fully discharged.

      (c) On termination of the appointment of the Issuer Cash Manager under the provisions of this Clause 11, the Issuer Cash Manager shall be entitled to receive all fees and other monies accrued up to (but excluding) the date of termination but shall not be entitled to any other or further compensation. The Master Issuer shall pay such moneys so receivable by the Issuer Cash Manager in accordance with the Issuer Pre-Enforcement Revenue Priority of Payments or, as the case may be, the Issuer Post-Enforcement Priority of Payments, on the dates on which they would otherwise have fallen due hereunder. For the avoidance of doubt, such termination shall not affect the Issuer Cash Manager's rights to receive payment of all amounts (if any) due to it from the Master Issuer other than under this Agreement.

      (d) Any provision of this Agreement, which is stated to continue after termination of the Agreement, shall remain in full force and effect notwithstanding termination.

12.   Further Assurances

12.1 Co-operation, etc: The parties hereto agree that they will co-operate fully to do all such further acts and things and execute any further documents as may be necessary or desirable to give full effect to the arrangements contemplated by this Agreement and the other Transaction Documents.

12.2 Powers of attorney: Without prejudice to the generality of Clause 12.1 (Co-operation, etc), the Master Issuer shall upon request by the Issuer Cash Manager forthwith give to the Issuer Cash Manager such further powers of attorney or other written authorisations, mandates or instruments as are necessary to enable the Issuer

      Cash Manager to perform the Issuer Cash Management Services.

13.   Miscellaneous

13.1  No set-off: The Issuer Cash Manager agrees that it will not:

      (a) set-off or purport to set-off any amount which either the Master Issuer is or will become obliged to pay to it under this Agreement against any amount from time to time standing to the credit of or to be credited to the Issuer Bank Accounts or the Issuer Swap Collateral Accounts or any replacement or additional bank account of the Master Issuer and established from time to time; or

      (b) make or exercise any claims or demands, any rights of counterclaim or any other equities against or withhold payment of any and all sums of money which may at any time and from time to time standing to the credit of the Issuer Bank Accounts or the Issuer Swap Collateral Accounts or any replacement or additional bank account of the Master Issuer and established from time to time.

13.2  No recourse:

      (a) In relation to all sums due and payable by the Master Issuer to the Issuer Cash Manager, the Issuer Cash Manager agrees that it shall have recourse only to sums paid to or received by (or on behalf of) the Master Issuer pursuant to the provisions of the Issuer Transaction Documents.

      (b) For the avoidance of doubt, the Issuer Security Trustee shall not be liable to pay any amounts due under Clauses 6 (Costs and Expenses) and 8 (Remuneration), but without prejudice to the obligations of the Master Issuer, or any receiver appointed pursuant to the Issuer Deed of Charge in respect of such amounts.

      (c) Notwithstanding any other provisions of this Agreement, all obligations to, and rights of, the Issuer Security Trustee under or in connection with this Agreement (other than its obligations under Clause 12 (Further Assurances) and Clause 14 (Confidentiality)) shall automatically terminate upon the discharge in full of all Issuer Secured Obligations, PROVIDED THAT this shall be without prejudice to any claims in respect of such obligations and rights arising on or prior to such date.

14.   Confidentiality

      During the continuance of this Agreement or after its termination, each of the Master Issuer, the Issuer Cash Manager and the Issuer Security Trustee shall use its best endeavours not to disclose to any person, firm or company whatsoever any information relating to the business, finances or other matters of a confidential nature of any other party hereto of which it may exclusively by virtue of being party to the Transaction Documents have become possessed and shall use all reasonable endeavours to prevent any such disclosure as aforesaid, PROVIDED HOWEVER that the provisions of this Clause 14 shall not apply:

      (a) to any information already known to the recipient otherwise than as a result of entering into any of the Transaction Documents;

      (b) to any information subsequently received by the recipient which it would otherwise be free to disclose;

      (c) to any information which is or becomes public knowledge otherwise than as a result of the conduct of the recipient;

      (d) to any extent that the recipient is required to disclose the same pursuant to any law or order of any court or pursuant to any direction, request or requirement (whether or not having the force of law) of any central bank or any governmental or other authority (including, without limitation, any official bank examiners or regulators);

      (e) to the extent that the recipient needs to disclose the same for determining the existence of, or declaring, an Issuer Event of Default, or an Issuer Cash Manager Termination Event, the protection or enforcement of any of its rights under any of the Issuer Transaction Documents or in connection herewith or therewith or for the purpose of discharging, in such manner as it thinks fit, its duties under or in connection with such agreements in each case to such persons as require to be informed of such information for such purposes; or

      (f) in relation to any information disclosed to the professional advisers of the recipient or (in connection with a prospective rating of any debt to be issued by the Master Issuer or any other Funding 2 Issuer) to any credit rating agency or any prospective new cash manager or prospective new Issuer Security Trustee.

15.   No Partnership

      It is hereby acknowledged and agreed by the parties that nothing in this Agreement shall be construed as giving rise to any partnership between any of the parties.

16.   Assignment

16.1 Assignment by the Master Issuer: The Master Issuer may not assign or transfer any of its rights and obligations under this Agreement without the prior written consent of each of the Issuer Security Trustee and the Issuer Cash Manager, except that the Master Issuer may assign its rights hereunder without such consent pursuant to the Issuer Deed of Charge.

16.2 No assignment by Issuer Cash Manager: The Issuer Cash Manager may not assign or transfer any of its rights and obligations under this Agreement without the prior written consent of the Master Issuer and the Issuer Security Trustee.

17.   The Issuer Security Trustee

17.1 Change in Issuer Security Trustee: If there is any change in the identity of the Issuer Security Trustee in accordance with the Issuer Deed of Charge, the Master Issuer and the Issuer Cash Manager shall execute such documents and take such action as the successor issuer security trustee and the outgoing Issuer Security Trustee may require for the purpose of vesting in the successor issuer security trustee the rights and obligations of the outgoing Issuer Security Trustee under this Agreement and releasing the outgoing Issuer Security Trustee from its future obligations under this Agreement.

17.2 No Obligations: It is hereby acknowledged and agreed that by its execution of this Agreement the Issuer Security Trustee shall not assume or have any of the obligations or liabilities of the Master Issuer or the Issuer Cash Manager under this Agreement. Furthermore, any liberty or power which may be exercised or any determination which may be made hereunder by the Issuer Security Trustee may be exercised or made in the Issuer Security Trustee's absolute and unfettered discretion without any obligation to give reasons therefor, but in any event must be exercised or made in accordance with the provisions of the Issuer Deed of Charge.

18.   New Notes

      On each occasion that the Master Issuer issues a new Series and Class of Issuer Notes, the Issuer Cash Manager, the Master Issuer and the Issuer Security Trustee shall execute such documents and take such action as may be necessary or required by the Rating Agencies for the purpose of including any Issuer Swap Provider and any other person who is required to execute an Accession Undertaking or any other Issuer Transaction Document relating to such new Series and Class of Issuer Notes in the Issuer Transaction Documents.

19.   Non Petition Covenant; Limited Recourse

19.1 Issuer Security Trustee to Enforce: The Issuer Cash Manager hereby undertakes to each of the other parties hereto that only the Issuer Security Trustee may enforce the security created in favour of the Issuer Security Trustee by the Issuer Deed of Charge in accordance with the provisions thereof.

19.2 Limited Recourse: The Issuer Cash Manager hereby undertakes to each of the other parties hereto that, notwithstanding any other provision of this Agreement or any other Transaction Document, no sum due or owing to the Issuer Cash Manager from or by the Master Issuer under this Agreement shall be payable by the Master Issuer except to the extent that the Master Issuer has sufficient funds available or (following enforcement of the Issuer Security) the Issuer Security Trustee has realised sufficient funds from the Issuer Security to pay such sum subject to and in accordance with the relevant Issuer Priority of Payments, and provided that all liabilities of the Master Issuer required to be paid in priority thereto or pari passu therewith pursuant to such Issuer Priority of Payments have been paid, discharged and/or otherwise provided for in full.

19.3 Non Petition: The Issuer Cash Manager hereby undertakes to each of the other parties hereto that it shall not take any steps for the purpose of recovering any amount payable under this Agreement (including, without limitation, by exercising any rights of set-off) or enforcing any rights arising out of this Agreement against the Master Issuer and it shall not take any steps or legal proceedings for the winding-up, dissolution or reorganisation of, or the institution of insolvency proceedings against, the Master Issuer or for the appointment of a receiver, administrator, liquidator or similar officer of the Master Issuer in respect of any or all of its revenues except to the extent expressly permitted under the Issuer Deed of Charge.

19.4 Following Enforcement: The Issuer Cash Manager hereby undertakes to each of the other parties hereto that, following any enforcement of the Issuer Security, it will hold on trust for, and will pay to, the Issuer Security Trustee or the Receiver, as the case may be, all monies received or recovered by it (whether by way of set-off or otherwise) otherwise than in accordance with the Issuer Post-Enforcement Priority of Payments in order that such monies may be applied by the Issuer Security Trustee or the Receiver in accordance with the Issuer Post-Enforcement Priority of Payments.

19.5 Corporate Obligations: To the extent permitted by law, no recourse under any obligation, covenant, or agreement of any person contained in this Agreement shall be had against any shareholder, officer or director of such person as such, by the enforcement of any assessment or by any legal proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is a corporate obligation of each person expressed to be a party hereto and no personal liability shall attach to or be incurred by the shareholders, officers, agents or directors of such person as such, or any of them, under or by reason of any of the obligations, covenants or agreements of such person contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by such person of any of such obligations, covenants or agreements, either under any applicable law or by statute or constitution, of every such shareholder, officer, agent or director is hereby expressly waived by each person expressed to be a party hereto as a condition of and consideration for the execution of this Agreement.

19.6 Issuer Deed of Charge: The provisions of Clause 5 of the Issuer Deed of Charge shall prevail in the event that and to the extent that they conflict with the provisions of this Clause 19.

20.   Amendments and Waiver

20.1 Entire Agreement: This Agreement sets out the entire agreement and understanding between the parties with respect to the subject matter of this Agreement superseding all prior oral or written understandings other than the other Issuer Transaction Documents.

20.2 Amendments and Waiver: No amendment or waiver of any provision of this Agreement nor consent to any departure by any of the parties therefrom shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto. In the case of a waiver or consent, such waiver or consent shall be effective only in the specific instance and as against the party or parties giving it for the specific purpose for which it is given.

20.3 Rights Cumulative: The respective rights of each of the parties to this Agreement are cumulative and may be exercised as often as they consider appropriate. No failure on the part of any party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies in this Agreement are cumulative and not exclusive of any remedies provided by law.

20.4 Ratings: No variation or waiver of this Agreement shall be made if the same would cause the then-current ratings of any of the Issuer Notes to be reduced, qualified or withdrawn.

21.   Notices

      Any notices or other communication or document to be given or delivered pursuant to this Agreement to any of the parties hereto shall be sufficiently served if sent by prepaid first class post, by hand or by facsimile transmission and shall be deemed to be given (in the case of facsimile transmission) when despatched or (where delivered by hand) on the day of delivery if delivered before 17.00 hours (London time) on a London Business Day or on the next London Business Day if delivered thereafter or (in the case of first class post) when it would be received in the ordinary course of the post and shall be sent:

      (a) in the case of the Issuer Cash Manager, to Northern Rock plc, Northern Rock House, Gosforth, Newcastle upon Tyne NE3 4PL (facsimile number: 0191 213 2203) for the attention of the Group Secretary;

      (b) in the case of the Master Issuer, to Granite Master Issuer plc c/o Fifth Floor, 100 Wood Street, London EC2V 7EX (facsimile number 020 7606 0643) for the attention of The Company Secretary with a copy to Northern Rock plc, Northern Rock House, Gosforth, Newcastle upon Tyne NE3 4PL (facsimile number 0191 213 2203) for the attention of the Group Secretary;

      (c) in the case of the Issuer Security Trustee, to The Bank of New York (London Branch), at 48th Floor, One Canada Square, London E14 5AL (facsimile number 020 7964 6399) for the attention of Corporate Trust (Global Structured Finance);

      (d) in the case of Fitch, to Fitch Ratings Ltd., at Eldon House, 2 Eldon Street, London EC2M 7UA (facsimile number 020 7417 6262) for the attention of European Structured Finance Surveillance;

      (e) in the case of Moody's, to Moody's Investors Services, Inc., at 1st Floor, 2 Minster Court, Mincing Lane, London EC3R 7XB (facsimile number 020 7772 5400) for the attention of RMBS Monitoring, Structured Finance;

      (f) in the case of S&P, to Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., at 20 Canada Square, Canary Wharf, London E14 5LH (facsimile number 020 7176 3598) for the attention of Andre Vollmann;

      or to such other address or facsimile number or for the attention of such other person or entity as may from time to time be notified by any party or by any Rating Agency to the others by written notice in accordance with the provisions of this Clause 21. All notices served under this Agreement shall be simultaneously copied to the Issuer Security Trustee by the person serving the same.

22.   Third Party Rights

      A person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999, but this shall not affect any right or remedy of a third party which exists or is available apart from that Act.

23.   Execution in Counterparts; Severability

23.1 Counterparts: This Agreement may be executed in any number of counterparts (manually or by facsimile) and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

23.2 Severability: Where any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations under this Agreement, or of such provision or obligation in any other jurisdiction, shall not be affected or impaired thereby.

24.   Governing Law and Jurisdiction; Appropriate Forum

24.1 Governing Law: This Agreement is governed by, and shall be construed in accordance with, English law.

24.2 Jurisdiction: Each of the parties hereto irrevocably agrees that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.

24.3 Appropriate Forum: Each of the parties hereto irrevocably waives any objection which it might now or hereafter have to the courts of England being nominated as the forum to hear and determine any proceedings and to settle any disputes, and agrees not to claim that any such court is not a convenient or appropriate forum.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed the day and year first before written.

                                  SCHEDULE 1

                      The Issuer Cash Management Services

The Issuer Cash Manager shall:

(a) make the determinations as set forth in Schedule 2 of the Issuer Deed of Charge;

(b) invest sums, if any, standing to the credit of the Issuer Transaction Accounts in short-term Authorised Investments as determined by the Master Issuer and, if applicable, the Issuer Security Trustee;

(c) apply the Issuer Available Revenue Receipts and Issuer Available Principal Receipts in accordance with the relevant order of priority of payments for the Master Issuer set out in Schedule 2 of the Issuer Deed of Charge;

(d) provide the Master Issuer, Funding 2, the Issuer Security Trustee (upon its request), the Note Trustee (upon its request) and the Rating Agencies with quarterly reports in relation to the Master Issuer as set out in Schedule 3;

(e) operate the Issuer Bank Accounts and ensure that payments are made into and from such account in accordance with this Agreement, the Issuer Deed of Charge, the Issuer Bank Account Agreement and any other relevant Issuer Transaction Document, PROVIDED HOWEVER THAT nothing herein shall require the Issuer Cash Manager to make funds available to the Master Issuer to enable such payments to be made other than as expressly required by the provisions of this Agreement;

(f)   calculate the Required Subordinated Amounts;

(g) determine whether the Issuance Tests and the conditions to the repayment of Issuer Notes have been met;

(h)   determine whether the Issuer Arrears Test is satisfied;

(i) in relation to payments to be made on each Series and Class of Issuer Notes, make withdrawals under the Issuer Reserve Fund, if required;

(j) maintain the Issuer Reserve Ledger, and record the amount credited to the Issuer Reserve Fund from time to time and subsequent withdrawals in respect of the Issuer Reserve Fund;

(k)   keep records for all taxation purposes (including, without limitation
      VAT);

(l) subject to any applicable law, assist the auditors of the Master Issuer and provide such information to them as they may reasonably request for the purpose of carrying out their duties as auditors;

(m) make all returns and filings, give all notices and make all registrations and other notifications required in the day-to-day operation of the business of the Master Issuer or required to be given by the Master Issuer pursuant to the Issuer Transaction Documents;

(n) arrange for all payments due to be made by the Master Issuer under any of the Issuer Transaction Documents, PROVIDED THAT such moneys are at the relevant time available to the Master Issuer and PROVIDED FURTHER that nothing herein shall constitute a guarantee by the Issuer Cash Manager of all or any of the obligations of the Master Issuer under any of the Issuer Transaction Documents;

(o) without prejudice to the role of and in conjunction with the Issuer Corporate Services Provider under the Issuer Corporate Services Agreement, keep general books of account and records of the Master Issuer; provide accounting services, including reviewing receipts and payments, supervising and assisting in the preparation of interim statements and final accounts and supervising and assisting in the preparation of tax returns;

(p) without prejudice to the role of and in conjunction with the Issuer Corporate Services Provider under the Issuer Corporate Services Agreement, provide or procure the provision of company secretarial and administration services to the Master Issuer including the keeping of all registers and the making of all returns and filings required by applicable law or by UK regulatory authorities, co-operate in the convening of board and general meetings and provide registered office facilities;

(q) itself on behalf of the Master Issuer, PROVIDED THAT such monies are at the relevant time available to the Master Issuer, pay all the out-of-pocket expenses of the Master Issuer, incurred by the Issuer Cash Manager on behalf of the Master Issuer in the performance of the Issuer Cash Manager's duties hereunder including without limitation:

      (i)   all Taxes which may be due or payable by the Master Issuer;

      (ii) all necessary filing and other fees in compliance with regulatory requirements;

      (iii) all legal and audit fees and other professional advisory fees; and

      (iv) all communication expenses including postage, courier and telephone charges;

(r) the Issuer Cash Manager may invest monies standing from time to time to the credit of the Issuer Transaction Accounts and the Issuer GIC Account (but in the case of the Issuer GIC Account, only following the enforcement of the Issuer Security and at the request of the Issuer Security Trustee) subject to the following provisions:

      (i) any such Authorised Investment shall be made in the joint names of the Master Issuer and the Issuer Security Trustee;

      (ii) any costs properly and reasonably incurred in making and changing Authorised Investments will be reimbursed to the Issuer Cash Manager and the Issuer Security Trustee by the Master Issuer;

      (iii) all income or proceeds following the disposal or maturity of Authorised Investments shall be credited to the Issuer Transaction Account from which moneys were withdrawn to make the relevant Authorised Investment; and

      (iv) following the enforcement of the Issuer Security no such investment may be made without the prior written consent of the Issuer Security Trustee.

      The Issuer Security Trustee and the Issuer Cash Manager shall not be responsible (save where any loss results from the Issuer Security Trustee's or the Issuer Cash Manager's own fraud, wilful default or gross negligence or that of its officers or employees) for any loss occasioned by reason of any such Authorised Investments whether by depreciation in value or otherwise provided that such Authorised Investments were made in accordance with the above provisions;

(s)   (i)   if necessary, perform all currency conversions free of charge, cost or expense at the relevant exchange rate; and

      (ii) if necessary, perform all interest rate conversions free of charge, cost or expense at the relevant interest Specified Currency Exchange rate.

      for the purposes of any calculations referred to in sub-paragraphs (i) and (ii) above, all percentages resulting from such calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (e.g. 9.876541% (or 0.09876541) being rounded down to 9.87654% (or 0.0987654)) and (ii) any currency amounts used in or resulting from such calculations will be rounded in accordance with the relevant market practice;

(t) arrange payment of all fees to the London Stock Exchange plc or, as applicable, the UK Listing Authority; and

(u) provide services in relation to Swap Collateral (including, without limitation, in connection with the transfer, receipt, administration and/or holding of Swap Collateral, the making of calculations, determinations, communications or valuations, the opening and maintenance of the Issuer Swap Collateral Accounts and the Issuer Swap Collateral Ledger; and the entering into of Issuer Swap Collateral Ancillary Documents).

                                  SCHEDULE 2

                  Cash Management and Maintenance of Ledgers

1.    Determination

      (a) On or before each Distribution Date immediately preceding a Monthly Payment Date, the Issuer Cash Manager shall determine each of the following in accordance with this paragraph 1:

            (i) the amount of any Issuer Available Revenue Receipts to be applied on the following Monthly Payment Date in accordance with the Issuer Pre-Enforcement Revenue Priority of Payments set forth in paragraph 1 of Schedule 2 of the Issuer Deed of Charge;

            (ii) the amount of any Issuer Available Principal Receipts to be applied on the following Monthly Payment Date in accordance with the Issuer Pre-Enforcement Principal Priority of Payments set forth in paragraph 2 of Schedule 2 of the Issuer Deed of Charge;

            (iii) whether there will be an excess or a deficit of the Issuer
                  Available Revenue Receipts to pay items (A) through (M) of the Issuer Pre-Enforcement Revenue Priority of Payments as set forth in paragraph 1 of Schedule 2 of the Issuer Deed of Charge;

            (iv) whether there will be an excess or deficit of Issuer Available Principal Receipts to pay principal due in respect of any Original Bullet Loan Tranche in accordance with the Issuer Pre-Enforcement Principal Priority of Payments set forth in Schedule 2 to the Issuer Deed of Charge;

            (v) the various amounts, balances and rates to be calculated in accordance with the Issuer Swap Agreements, and shall promptly notify the Master Issuer, the Issuer Security Trustee and each Calculation Agent (as defined in each Issuer Swap Agreement) of such amounts, balances and rates; and

            (vi) the Principal Amount Outstanding of the Issuer Notes, the Pool Factor, and the Note Principal Payment of the Issuer Notes in accordance with the Conditions. If the Master Issuer or the Issuer Cash Manager fail to make the determinations in this sub-clause (vi), such determinations will be made by the Note Trustee.

      (b) The Issuer Cash Manager may make all the determinations referred to in paragraph 1(a) on the basis of any reasonable and proper assumptions as the Issuer Cash Manager considers appropriate (including without limitation as to the amount of any payments to be made under paragraph 1 of Schedule 2 of the Issuer Deed of Charge during the period from and including any Distribution Date immediately preceding a Monthly Payment Date to but excluding such Monthly Payment Date).

      (c) The Issuer Cash Manager shall notify the Master Issuer and the Issuer Security Trustee on request of any such other assumptions and shall take account of any representations made by the Master Issuer and the Issuer Security Trustee (as the case may be) in relation thereto.

      (d) Each determination made in accordance with this paragraph 1 shall (in the absence of bad faith, wilful default, negligence and manifest error) be final and binding on all persons.

2.    Notification of Determinations

      (a) The Issuer Cash Manager will cause each determination of Issuer Available Principal Receipts and Issuer Available Revenue Receipts (in accordance with paragraph 1(a)(i) and (ii)) and any Issuer Income Deficit (in accordance with paragraph 1(a)(iii)) to be notified forthwith, following the calculation thereof, to the Master Issuer.

      (b) The Issuer Cash Manager shall procure that the determinations and notifications required to be made pursuant to Condition 5(C) of the Conditions are made.

3.    Priority of Payments for Issuer Available Revenue Receipts

      Issuer Available Revenue Receipts will be applied by the Issuer Cash Manager on each Monthly Payment Date until enforcement of the Issuer Security pursuant to the Issuer Deed of Charge or until such time as there are no Issuer Secured Obligations outstanding, in making such payments and provisions in the order of priority set out in the Issuer Pre-Enforcement Revenue Priority of Payments (in each case only if and to the extent that payments or provisions of a higher priority have been made in full) set out in Part 1 of Schedule 2 of the Issuer Deed of Charge.

      Prior to the enforcement of the Issuer Security, on each Monthly Payment Date, the amounts standing to the credit of any sub-ledger of the Issuer Revenue Ledger (in respect of a Series and Class of Issuer Notes) may only be applied by the Issuer Cash Manager to pay the interest and other amounts due in respect of such Series and Class of Issuer Notes under the Issuer Pre-Enforcement Revenue Priority of Payments provided that:

      (a) to the extent that on any Monthly Payment Date, amounts standing to the credit of the Issuer Revenue Ledger (excluding amounts standing to the credit of the sub-ledgers for each Series and Class of Issuer Notes) and the Issuer Reserve Ledger are insufficient to pay items (A) to (D) of the Issuer Pre-Enforcement Revenue Priority of Payments, then the Issuer Cash Manager will, in no order of priority among them but in proportion of the amount required, apply amounts standing to the credit of the sub-ledgers of the Issuer Revenue Ledger in respect of the Class D Notes of each Series on such date to meet such shortfall (until the balance of such sub-ledgers is zero), then amounts standing to the credit of the sub-ledgers of the Issuer Revenue Ledger in respect of the Class C Notes of each Series (until the balance of such sub-ledgers is zero), then amounts standing to the credit of the sub-ledgers of the Issuer Revenue Ledger in respect of the Class M Notes of each Series (until the balance of such sub-ledgers is zero), then amounts standing to the credit of the sub-ledgers of the Issuer Revenue Ledger in respect of the Class B Notes (until the balance of such sub-ledgers is zero) and then amounts standing to the credit of the sub-ledgers of the Issuer Revenue Ledger in respect of the Class A Notes (until the balance of such sub-ledgers is zero); and

      (b) where, on a Note Payment Date for a Series and Class of Issuer Notes, an amount standing to the credit of the Issuer Reserve Ledger is applied to pay interest and other amounts due in respect of such Issuer Notes under the Issuer Pre-Enforcement Revenue Priority of Payments, then to the extent that, on following Note Payment Date in respect of such Issuer Notes (and following payment of interest and other amounts due in respect of such Issuer Notes), there remains an amount credited to the sub-ledger to the Issuer Revenue Ledger in respect of such Issuer Notes, the Issuer Cash Manager will apply such amount towards the replenishment of the Issuer Reserve Fund in accordance with item
            (K) of the Issuer Pre-Enforcement Revenue Priority of Payments.

      To the extent that on any Note Payment Date for a Series and Class of Issuer Notes, amounts standing to the credit of any sub-ledger of the Issuer Revenue Ledger (in respect of such Issuer Notes) are insufficient to pay the interest and other amounts due in respect of such Series and Class of Issuer Notes under the Issuer Pre-Enforcement Revenue Priority of Payments, then:

      (a) the Issuer Cash Manager will firstly apply amounts standing to the credit of the Issuer Expense Sub-Ledger on such date to meet such shortfall; and

      (b) if amounts standing to the credit of the Issuer Expense Sub-Ledger that are applied in accordance with the previous paragraph are insufficient to meet such shortfall on such date, then the Issuer Cash Manager will apply amounts standing to the credit of the Issuer Reserve Ledger on such date to meet such shortfall, in each case, which are not otherwise required to pay the amounts set forth in items (A) to (D) of the Issuer Pre-Enforcement Revenue Priority of Payments or any shortfall in any sub-ledger of the Issuer Revenue Ledger (in respect of a more senior Class of Issuer Notes) on such date.

      Where a shortfall has arisen on a Note Payment Date in respect of two or more Issuer Notes of the same Class of any Series, the amounts referred to above will be applied to meet each shortfall in no order of priority among them but in proportion to the amount required by each Series and Class of Issuer Notes.

4. Distribution of Issuer Available Principal Receipts Prior to Enforcement of the Issuer Security

      Issuer Available Principal Receipts will be applied by the Issuer Cash Manager on each Monthly Payment Date until enforcement of the Issuer Security pursuant to the Issuer Deed of Charge or until such time as there are no Issuer Secured Obligations outstanding, in making such payments and provisions in the order of priority set out in the Issuer Pre-Enforcement Principal Priority of Payments (in each case only if and to the extent that payments or provisions of a higher priority have been made in full) set out in Part 2 of Schedule 2 of the Issuer Deed of Charge.

5.    Use of Ledgers

      The Issuer Cash Manager shall forthwith record monies received or payments made by it on behalf of the Master Issuer in the ledgers in the manner set out in this Agreement. If, at any time, the Issuer Cash Manager is in any doubt as to which ledger a particular amount should be credited or debited, it shall consult with the Issuer Security Trustee thereon.

      Except as provided in Clause 2.4(b) of the Issuer Bank Account Agreement, a debit item shall only be made in respect of any of the Issuer Ledgers, and the corresponding payment or transfer (if any) may only be made from the Issuer Transaction Accounts, to the extent that such entry does not cause the relevant ledger to have a debit balance.

6.    Issuer Revenue Ledger

      The Issuer Cash Manager shall ensure that:

      (a)   the following amounts shall be credited to the Issuer Revenue
            Ledger:

            (i) all interest fees and any other amount (not including principal), if any, paid by Funding 2 to the Master Issuer under the terms of the Global Intercompany Loan Agreement;

            (ii) all interest received by the Master Issuer in respect of the Issuer Bank Accounts;

            (iii) all amounts received by the Master Issuer representing income on any Issuer Authorised Investments;

            (iv) all revenue amounts (including any early termination payment which is to be used to acquire, if necessary, a new currency and/or interest rate swap) received by the Master Issuer under the Issuer Swap Agreements;

      (b) any payment or provision made under paragraph 3 of this Schedule 2 shall be debited to the Issuer Revenue Ledger and the applicable sub-ledger;

      (c)   the amounts received from Funding 2 in respect of items (B), (S),
            (U) and (V) of the Funding 2 Pre-Enforcement Revenue Priority of Payments shall be credited to the Issuer Expense Sub-Ledger; and

      (d) the amounts received from Funding 2 in respect of interest due on a Loan Tranche shall be credited to a sub-ledger (in respect of the Series and Class of Issuer Notes that funded such Loan Tranche) to the Issuer Revenue Ledger and payments of interest in respect of such Series and Class of Issuer Notes by the Master Issuer shall be debited to such sub-ledger.

The Issuer Cash Manager shall ensure that, prior to the enforcement of the Issuer Security, on each Monthly Payment Date, the amounts standing to the credit of any sub-ledger of the

Issuer Revenue Ledger (in respect of a Series and Class of Issuer Notes) may only be applied by the Issuer Cash Manager to pay the interest and other amounts due in respect of such Series and Class of Issuer Notes under the Issuer Pre-Enforcement Revenue Priority of Payments provided that:

(A) to the extent that on any Monthly Payment Date, amounts standing to the credit of the Issuer Revenue Ledger (excluding amounts standing to the credit of the sub-ledgers for each Series and Class of Issuer Notes) and the Issuer Reserve Ledger are insufficient to pay items (A) to (D) of the Issuer Pre-Enforcement Revenue Priority of Payments, then the Issuer Cash Manager will, in no order of priority among them but in proportion to the amount required, apply amounts standing to the credit of the sub-ledgers of the Issuer Revenue Ledger in respect of the Class D Notes of each Series on such date to meet such shortfall (until the balance of such sub-ledgers is zero), then amounts standing to the credit of the sub-ledgers of the Issuer Revenue Ledger in respect of the Class C Notes of each Series (until the balance of such sub-ledgers is zero), then amounts standing to the credit of the sub-ledgers of the Issuer Revenue Ledger in respect of the Class M Notes of each Series (until the balance of such sub-ledgers is zero), then amounts standing to the credit of the sub-ledgers of the Issuer Revenue Ledger in respect of the Class B Notes (until the balance of such sub-ledgers is zero) and then amounts standing to the credit of the sub-ledgers of the Issuer Revenue Ledger in respect of the Class A Notes (until the balance of such sub-ledgers is zero); and

(B) where, on a Note Payment Date for a Series and Class of Issuer Notes, an amount standing to the credit of the Issuer Reserve Ledger is applied to pay interest and other amounts due in respect of such Issuer Notes under the Issuer Pre-Enforcement Revenue Priority of Payments, then to the extent that, on following Note Payment Dates in respect of such Issuer Notes (and following payment of interest and other amounts due in respect of such Issuer Notes), there remains an amount credited to the sub-ledger to the Issuer Revenue Ledger in respect of such Issuer Notes, the Issuer Cash Manager will apply such amount towards the replenishment of the Issuer Reserve Fund in accordance with item (K) of the Issuer Pre-Enforcement Revenue Priority of Payments.

To the extent that on any Note Payment Date for a Series and Class of Issuer Notes, amounts standing to the credit of any sub-ledger of the Issuer Revenue Ledger (in respect of such Issuer Notes) are insufficient to pay the interest and other amounts due in respect of such Series and Class of Issuer Notes under the Issuer Pre-Enforcement Revenue Priority of Payments, then:

(1) the Issuer Cash Manager will firstly apply amounts standing to the credit of the Issuer Expense Sub-Ledger on such date to meet such shortfall; and

(2) if amounts standing to the credit of the Issuer Expense Sub-Ledger that are applied in accordance with item (1) above are insufficient to meet such shortfall on such date, then the Issuer Cash Manager will apply amounts standing to the credit of the Issuer Reserve Ledger on such date to meet such shortfall, in each case, which are not otherwise required to pay the amounts set forth in items (A) to (D) of the Issuer Pre-Enforcement Revenue Priority of Payments or any shortfall in any other sub-ledger of the Issuer Revenue Ledger (in respect of a more senior Class of Issuer Notes) on such date.

Where a shortfall has arisen on a Note Payment Date in respect of two or more Issuer Notes of the same Class of any Series, the amounts referred to above will be applied to meet each shortfall in no order of priority among them but in proportion to the amount required by each Series and Class of Issuer Notes.

7.    Issuer Principal Ledger

      The Issuer Cash Manager shall ensure that:

      (a) all principal paid by Funding 2 to the Master Issuer under the terms of the Global Intercompany Loan Agreement shall be credited to the Issuer Principal Ledger;

      (b) any payment or provision made under paragraph 4 of Schedule 2 of the Issuer Deed of Charge shall be debited to the Issuer Principal Ledger; and

      (c) the amounts of principal received from Funding 2 in respect of a Loan Tranche shall be credited to a sub-ledger to the Issuer Principal Ledger in respect of the Series and Class of Issuer Notes which funded such Loan Tranche and repayments of principal in respect of such Series and Class of Issuer Notes by the Issuer or on its behalf shall be debited to such sub-ledger.

      The Issuer Cash Manager shall ensure that prior to the enforcement of the Issuer Security, on each Note Payment Date, the amounts standing to the credit of any sub-ledger of the Issuer Principal Ledger (in respect of a Series and Class of Issuer Notes) may only be applied by the Issuer Cash Manager to pay the principal amounts due (if any) in respect of such Series and Class of Issuer Notes under the Issuer Pre-Enforcement Principal Priority of Payments. If, however, on a Note Payment Date, an amount standing to the Credit of the Issuer Reserve Ledger is applied to pay principal amounts due in respect of a Series and Class of Issuer Notes under the Issuer Pre-Enforcement Principal Priority of Payments, then to the extent that, on the following Note Payment Dates in respect of such Series and Class of Issuer Notes, there is an amount credited to the sub-ledger to the Issuer Principal Ledger in respect of such Series and Class of Issuer Notes, the Issuer Cash Manager will apply such amount towards the replenishment of the Issuer Reserve Fund in accordance with the Issuer Pre-Enforcement Principal Priority of Payments.

8.    Issuer Reserve Ledger

      The Issuer Cash Manager shall ensure that:

      (a) amounts shall be credited to the Issuer Reserve Ledger to fund and/or replenish it in accordance with the Issuer Priority of Payments; and

      (b)   any payment or provision made under paragraphs 3 or 4 of this
            Schedule 2 and in accordance with the Issuer Deed of Charge shall be debited to the Issuer Reserve Ledger.

9.    Records

      The Issuer Cash Manager shall ensure that a separate record is kept of any amount received from each of the Issuer Swap Providers pursuant to each of the Issuer Swap Agreements.

10.   Swap Collateral Ledger

      In connection with Swap Collateral the Issuer Cash Manager shall ensure that the appropriate debits and credits are made to the Swap Collateral Ledger in accordance with Clause 4.8 (Swap Collateral).

11.   Issuer Note Ledger

      The Issuer Cash Manager shall ensure that:

      The following amounts shall be debited on a sub-ledger to the Issuer Note Ledger in respect of a Series and Class of Issuer Notes:

      (a) all interest, fees and any other amount (not including principal), if any, paid by the Master Issuer in respect of such Series and Class of Issuer Notes under the terms and conditions of such Series and Class of Issuer Notes; and

      (b) all amounts of principal, if any, paid by the Master Issuer in respect of such Series and Class of Issuer Notes under the terms and conditions of such Series and Class of Issuer Notes.

      The following amounts shall be credited on such sub-ledger

      (a) the initial Principal Amount Outstanding of such Series and Class of Issuer Notes; and

      (b) all interest, fees and any other amounts incurred in respect of such Series and Class of Issuer Notes under the terms and conditions of such Series and Class of Issuer Notes.

                                  SCHEDULE 3

                        Form of Issuer Quarterly Report

Granite Master Issuer plc

Profit & Loss Account

Period Ended


                                                                This Quarter     Prior Quarter

                                                                (GBP) 000's      (GBP) 000's



Interest Receivable - Intercompany Loan

Interest Receivable - Cash  Deposits/Authorised
Investments

                                                                  -----------------------------
                                                                  0                0


Interest Payable - Notes

Interest Payable

                                                                  -----------------------------
                                                                  0                0


Net Operating Income                                              -----------------------------
                                                                  0                0
Other Income

Operating Expenses

                                                                  -----------------------------
Profit/loss on ordinary activities before tax                     0                0


Taxation

                                                                  -----------------------------
Profit/loss on ordinary activities after tax                      0                0


Dividend                                                          0                0


Retained profit brought forward                                   0                0


                                                                  -----------------------------
Retained profit for the year                                      0                0


                                                                  =============================


                                      32

Granite Master Issuer plc

Balance Sheet



Period Ended


                                                                (GBP) 000's      (GBP) 000's


Fixed Asset Investments

Intercompany Lending                                                               0

Current Assets

Interest Receivable                                               0

Other debtors                                                     0

Cash at Bank                                                      0

Current Issuer Transaction Account:
                                                                  ------------
                                                                  0
                                                                  ------------

Creditors: Amounts falling due within one year

Accruals                                                          0

Interest Payable Accrual                                          0

Taxation                                                          0

                                                                  ------------
                                                                  0
                                                                  ------------


Net current assets                                                0


Creditors: Amounts falling due after one year

Amount due to Noteholders                                         0


                                                                  ------------
Total Assets less current liabilities                             0

                                                                  ============


Share Capital                                                     0

Reserves                                                          0


                                                                  ------------
                                                                  0

                                                                  ============


                                      33

Granite Master Issuer plc

Balance Sheet


Period Ended


Granite Master Issuer plc

Balance Sheet

Period Ended

Granite Mortgages 04-3 plc         [o]
Notes Outstanding

Period Ended

                                   Series [o]
                                   Class [o]
Moody's Current Rating
Fitch Ratings Current Rating
S&P Current Rating


                                   Series [o]
                                   Class [o]
Initial Note Balance
Previous Quarters Note Principal
Note Redemptions
Outstanding Note Principal


Granite Master Issuer plc

Balance Sheet

Period Ended

                                   Series [o]
                                   Class [o]
Note Interest Margins
Step Up Dates
Step Up Margins

                                  SCHEDULE 4


              Issuer Cash Manager Representations and Warranties

The Issuer Cash Manager makes the following representations and warranties to each of the Master Issuer and the Issuer Security Trustee:

1. Status: It is a public limited company duly incorporated, validly existing and registered under the laws of the jurisdiction in which it is incorporated, capable of being sued in its own right and not subject to any immunity from any proceedings, and it has the power to own its property and assets and to carry on its business as it is being conducted.

2. Powers and authority: It has the power to enter into, perform and deliver, and has taken all necessary corporate and other action to authorise the execution, delivery and performance by it of each of the Transaction Documents to which it is or will be a party, and each such Transaction Document has been duly executed and delivered by it.

3. Legal validity: Each Transaction Document to which it is or will be a party constitutes or when executed in accordance with its terms will constitute, a legal, valid and binding obligation.

4. Non-conflict: The execution by it of each of the Transaction Documents to which it is a party and the exercise by it of its rights and the performance of its obligations under such Transaction Documents will not:

      (a) conflict with any document which is binding upon it or any of its assets;

      (b)   conflict with its constitutional documents; or

      (c) conflict with any law, regulation or official or judicial order of any government, governmental body or court, domestic or foreign, having jurisdiction over it.

5. No litigation: It is not a party to any material litigation, arbitration or administrative proceedings and, to its knowledge, no material litigation, arbitration or administrative proceedings are pending or threatened against it.

6. Consents and Licenses: All governmental consents, licences and other approvals and authorisations required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents have been obtained or effected (as appropriate) and are in full force and effect.

7. Solvency: No Insolvency Event has occurred in respect of the Issuer Cash Manager, and the Issuer Cash Manager is not insolvent.

8. Financial Statements: The most recent financial statements of the Issuer Cash Manager:


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


      (a) were prepared in accordance with accounting principles generally accepted in England and Wales consistently applied;

      (b) disclose all liabilities (contingent or otherwise) and all unrealised and or anticipated losses of the Issuer Cash Manager; and

      (c) save as disclosed therein, give a true and fair view of the financial condition and operations of the Issuer Cash Manager during the relevant financial year.

9. No Adverse Change: Since the date as of which the most recent financial statements of the Issuer Cash Manager were stated to be prepared, there has been:

      (a) no significant change in the financial position of the Issuer Cash Manager; and

      (b) no material adverse change in the financial position or prospects of the Issuer Cash Manager.

10. Ranking of Claims: Under the laws of England and Wales in force as at the date of making this representation, claims against the Issuer Cash Manager under the Transaction Documents will rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, save those whose claims are preferred solely by any bankruptcy, liquidation or other similar laws of general application.

11. Information in Prospectus and Reg S Prospectus: All information in the Prospectus and the Reg S Prospectus with regard to the Issuer Cash Manager is true and accurate in all material respects and not misleading in any material respect.

The Issuer Cash Manager has made all proper inquiries to ascertain and to verify the foregoing.

                                EXECUTION PAGE

as Issuer Cash Manager
EXECUTED for and on behalf of          )
NORTHERN ROCK PLC                      )
by                                     )

_________________________


Name:








as Master Issuer
EXECUTED for and on behalf of          )
GRANITE MASTER ISSUER PLC              )
acting by a director                   )

_________________________


Name:










as Issuer Security Trustee
EXECUTED for and on behalf of          )
THE BANK OF NEW YORK                   )
by                                     )

_________________________


Name:



                                      37